Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 28, 2011 (except for the effect of the stock split and for the other matters described in Notes 22, 23 and 26, as to which the date is March 25, 2011), in the Registration Statement and related Prospectus of ARCOS DORADOS HOLDINGS INC. dated March 25, 2011 for the registration of 71,830,770 class A shares of its common stock.

Buenos Aires, Argentina

March 25, 2011

/s/ Pistrelli, Henry Martin y Asociados S.R.L.
PISTRELLI, HENRY MARTIN Y ASOCIADOS S.R.L.
Member of Ernst & Young Global